UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event Reported): April 21, 2023

Amphastar Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36509	33-0702205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11570 6th Street
Rancho Cucamonga, California	91730
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (909) 980-9484

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

T
Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, par value $0.0001 per share	AMPH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Asset Purchase Agreement and Debt Financing

On April 21, 2023, Amphastar Pharmaceuticals, Inc., a Delaware corporation (“Amphastar” or the “Company”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Eli Lilly and Company, an Indiana corporation (“Lilly”), pursuant to which Amphastar’s wholly owned subsidiary, Amphastar Medication Co., LLC, a Delaware limited liability company (“Amphastar Medication”), has agreed to acquire Lilly’s BAQSIMI® glucagon nasal powder (“BAQSIMI®”) and related assets (the “Transferred Assets”) and assume certain liabilities (the “Assumed Liabilities”) for a purchase price of $500 million in cash payable at the closing of the transaction (the “Acquisition”). In addition, Amphastar will pay Lilly a $125 million guaranteed payment on the first anniversary after the consummation of the transactions contemplated by the Purchase Agreement (the “Closing”). Amphastar may also be required to pay additional contingent consideration of up to $450 million to Lilly based on the achievement of certain milestones. Amphastar agreed to guarantee all obligations of Amphastar Medication under the Purchase Agreement.

The Board of Directors of Amphastar has approved the Purchase Agreement and the transactions contemplated thereby.

The Purchase Agreement provides that the contingent consideration that may become payable to Lilly would be achieved as follows: (i) a one-time payment of $100 million each if Amphastar achieves annual net sales of $175 million or more of BAQSIMI® and certain related products (the “Milestone Products”) in any one year during the first five (5) years after the Closing; (ii) up to two (2) payments of $100 million each if Amphastar achieves annual net sales of $200 million or more of Milestone Products in any one year during the first five years after the Closing; and (iii) a one-time payment of $150 million if Amphastar achieves total cumulative net sales of $950 million or more of the Milestone Products for the first five (5) years after the Closing. In addition, the Assumed Liabilities will include an assumption of certain earnout obligations of Lilly, which would require Amphastar to pay up to an aggregate of $125 million based on the achievement of annual net sales milestones of $350 million, $400 million and $600 million.

The Purchase Agreement includes customary representations, warranties and covenants, including certain covenants, among other things, that (i) Lilly will, prior to the Closing, conduct the development, manufacture, and commercialization of BAQSIMI® (the “Business”) in the ordinary course of business consistent with past practice, (ii) each party will, prior to the Closing, use reasonable best efforts to obtain required regulatory approvals for the Closing and (iii) Lilly will assist in transitioning certain third-party arrangements for the Business to Amphastar.

The Closing is subject to customary conditions, including, among other things, the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other closing conditions, such as the accuracy of representations and warranties (subject to certain materiality qualifiers), material performance of covenants and no occurrence of a material adverse effect. The Purchase Agreement contains indemnification rights for each of Amphastar and Lilly for breaches of representations, warranties, and covenants, as well as certain other matters, subject to customary deductibles, caps and other limitations.

The Purchase Agreement contains certain customary termination rights in favor of Amphastar and Lilly, including a right to terminate the Purchase Agreement if the Acquisition is not consummated by October 21, 2023. If the Purchase Agreement is terminated under certain circumstances involving a failure to obtain certain regulatory approvals for the Acquisition, Amphastar will be obligated to pay Lilly a termination fee equal to $5 million in cash.

The foregoing description of the Purchase Agreement and the transactions contemplated thereby does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to the copy of the Purchase Agreement that will be filed as an exhibit to Amphastar’s Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission (the “SEC”) for the fiscal quarter ending June 30, 2023, and is incorporated herein by reference.

Amphastar plans to finance the Acquisition with approximately $500 million of new debt. In connection with the Purchase Agreement, Amphastar entered into a debt commitment letter (the “Commitment Letter”), dated as of April 21, 2023, with Wells Fargo Bank, National Association (“Wells Fargo Bank”), Capital One, National Association (“Capital One”), JPMorgan Chase Bank, N.A. (together with any of its affiliates through which it may be acting, “JPMorgan”), East West Bank (“East West Bank”), Cathay Bank (“Cathay”), Fifth Third Bank, National Association (“Fifth Third”), and CIBC Bank USA (“CIBC” and, collectively with Wells Fargo Bank, Capital One, JPMorgan, East West Bank, Cathay and Fifth Third, the “Commitment Parties”) pursuant to which the Commitment Parties have committed to provide a senior secured term loan facility in an aggregate principal amount of $500 million and a senior secured revolving credit facility in an aggregate principal amount of $150 million (collectively, the “Debt Financing”). The Debt Financing is available (i) to finance the Acquisition, (ii) to refinance certain of Amphastar’s existing third-party indebtedness, and (iii) to pay fees and expenses incurred in connection therewith. Under the terms of the Commitment Letter, Wells Fargo Securities, LLC, Capital One, JPMorgan, East West Bank, Cathay and Fifth Third will act as joint lead arrangers and joint bookrunners in connection with the Debt Financing. The funding of the Debt Financing provided for in the Commitment Letter is contingent on the satisfaction of customary conditions, including, among other things, (i) the execution and delivery of definitive documentation in accordance with the terms sets forth in the Commitment Letter and (ii) the consummation of the Acquisition in accordance with the terms of the Purchase Agreement. The definitive documentation governing the Debt Financing has not been finalized, and, accordingly, the actual terms may differ from the description of such terms in the Commitment Letter. The foregoing description of the Commitment Letter and the transactions contemplated thereby does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to the copy of the Commitment Letter that will be filed as an exhibit to Amphastar’s Quarterly Report on Form 10-Q to be filed with the SEC for the fiscal quarter ending June 30, 2023, and is incorporated herein by reference..

Intellectual Property License Agreement

In connection with the Closing, pursuant to the Purchase Agreement, Amphastar is expected to enter into an Intellectual Property License Agreement with Lilly, pursuant to which Lilly will grant a license to Amphastar under certain intellectual property rights and technology owned by Lilly and Amphastar will grant a license back to Lilly under certain intellectual property rights and technology transferred to the Company pursuant to the Purchase Agreement.

Manufacturing Services Agreement

In connection with the Closing, pursuant to the Purchase Agreement, Amphastar is expected to enter into a Manufacturing Services Agreement with Lilly, pursuant to which Lilly will, for an agreed period of time, provide certain manufacturing, packaging, labeling and supply services for BAQSIMI® directly or through third-party contractors to Amphastar in connection with Amphastar’s operation of the Business.

Transition Services Agreement

In connection with the Closing, pursuant to the Purchase Agreement, Amphastar is expected to enter into a Transition Services Agreement with Lilly, pursuant to which Lilly will, for an agreed period of time, provide certain services to Amphastar in connection with its operation of the Business to support the transition of the Business to Amphastar.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 above is incorporated herein by reference.

Item 8.01 Other Events

On April 24, 2023, the Company issued a press release announcing the Acquisition.

A copy of the press release being filed herewith as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated April 24, 2023 of Amphastar Pharmaceuticals, Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPHASTAR PHARMACEUTICALS, INC.
Date: April 24, 2023
	By:	/S/WILLIAM J. PETERS

William J. Peters
Chief Financial Officer, Executive Vice President and Treasurer